EXHIBIT 11.


                           PRIMEX TECHNOLOGIES, INC.
                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARES
                                  (UNAUDITED)


                                                      THREE MONTHS ENDING        NINE MONTHS NDING
                                                          September 30,             SEPTEMBER 30
                                                          -------------             ------------
                                                        1997        1996          1997        1996
                                                        ----        ----          ----        ----
                                                                   (NOTE)                    (NOTE)

PRIMARY EARNINGS PER SHARE
--------------------------
Weighted Average Shares Outstanding ...............   5,137,487  5,220,276     5,177,058   5,220,276
Shares Issuable in Connection with Stock Plans.....     349,289          -       339,045           -
                                                     ----------  ---------    ----------  ----------
Weighted Average Common and Common
    Equivalent Shares Outstanding  ................   5,486,776  5,220,276     5,516,103   5,220,276
                                                     ==========  ---------    ==========  ==========
Net Income (Loss) (In Thousands)  .................  $    3,027  $  (3,037)   $    6,762  $   (7,749)
                                                     ==========  =========    ==========  ==========
Net Income (1997)/Pro Forma Net (Loss)
  (1996) Per Share ................................  $      .55  $    (.58)   $     1.23  $    (1.48)
                                                     ==========  =========    ==========  ==========

Fully Diluted Earnings Per Share
--------------------------------

Weighted Average Shares Outstanding ...............   5,137,487  5,220,276     5,177,058   5,220,276
Shares Issuable in Connection with Stock Plans ....     349,289          -       339,045           -
                                                     ----------  ---------    ----------  ----------
Weighted Average Common and Common
   Equivalent Shares Outstanding  .................   5,486,776  5,220,276     5,516,103   5,220,276
                                                     ==========  =========    ==========  ==========
Net Income (Loss) (In Thousands) ..................  $    3,027     (3,037)   $    6,762  $   (7,749)
                                                     ==========  =========    ==========  ==========
Net Income (1997)/Pro Forma Net (Loss)
  (1996) Per Share ................................  $      .55  $    (.58)   $     1.23  $    (1.48)
                                                     ==========  =========    ==========  ==========

NOTE: The calculation of 1996 per share amounts on a pro forma basis assumes that all common shares outstanding immediately after the December 31, 1996 distribution of Company stock were outstanding for all periods prior to the distribution.